Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Reports 2010 Annual Meeting Results

KAILUA KONA, Hawaii (September 3, 2010) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, today announced the results of its 2010 Annual Meeting of Stockholders, held September 1, 2010, in Waikoloa, HI.

The stockholders re-elected Gerald R. Cysewski, Michael A. Davis, Gregg W. Robertson, David I. Rosenthal and John T. Waldron to the Board of Directors.

The stockholders approved Restated Articles of Incorporation that were amended for the purposes of streamlining certain provisions concerning basic corporate functions, conforming to other governing regulations and deleting unnecessary and outdated provisions.

The stockholders ratified the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com